AMENDMENT TO CONSULTING AGREEMENT

THIS AMENDMENT TO CONSULTING AGREEMENT ("Amendment") is made effective as of the 1st day of March, 2001

BETWEEN:

VIRTUALSELLERS.COM, INC., a company incorporated pursuant to the federal laws of Canada, having an office at Suite 1000, 120 North LaSalle Street, Chicago, Illinois, 60602

(the "Company")

OF THE FIRST PART

AND:

SHANNON T. SQUYRES, businessman, of 17586 Lebanon Circle, Irvine, California, U.S.A.

(the "Consultant")

OF THE SECOND PART

WHEREAS:

A. The Company and the Consultant are all of the parties to that certain Consulting Agreement dated effective March 1, 2001 (the "Agreement");

B. The Company and the Consultant desire to amend the Agreement on the terms and conditions set forth in this Amendment.

NOW THEREFORE THIS AMENDMENT WITNESSES that in consideration of the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each, the parties hereto agree as follows:

  Compensation of Consultant

  Section 3.1 of the Agreement is hereby amended to read as follows:

  As compensation for the Services rendered by the Consultant pursuant to this Agreement, the Company agrees to:

    grant to the Consultant an option (the "Option") to acquire up to 600,000 common shares (the "Option Shares") in the Company at an exercise price of $0.40 per share, which Option will be exercisable immediately for a period of 24 months from the date of grant of such Option. The Company agrees that the Option Shares shall be issued pursuant to the Company's 2000 Stock Option Plan and that the Option Shares will be issued or registered on a Form S-8 registration statement, if permitted by applicable securities laws;
    pay to the Consultant, upon receipt of invoice, the sum of Sixty-seven Thousand Five Hundred Seventy Seven Dollars and Sixty Four Cents ($67,577.64), which amount shall be paid in the form of common shares of the Company issued at a deemed value of Ten Cents ($0.10) per share, which shares shall be registered by the Company on a Form S-8.
  Counterparts

This Amendment may be executed in several counter-parts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

VIRTUALSELLERS.COM, INC.

Per: /s/ Dennis Sinclair
Authorized Signatory

EXECUTED BY SHANNON T. SQUYRES in the presence of: /s/ signed Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Shannon T. Squyres SHANNON T. SQUYRES